FOR IMMEDIATE RELEASE

For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS Q4 2007 RESULTS;
OPERATIONS POST RECORD REVENUE, NET INCOME, AND EPS

AMSTERDAM (13 February 2008) - Core Laboratories N.V. (NYSE: "CLB") reported fourth quarter 2007 net income of $35,526,000 or $1.45 per diluted share, which included a gain from the sale of a building in Moscow and the effects of a change of the quarter's effective tax rate primarily due to additional taxes estimated for pending tax settlements. Excluding these items, Core earned $33,382,000 in net income from operations or $1.36 per diluted share, an increase of 39% over year-earlier fourth quarter totals. Year-over-year revenue for the fourth quarter increased 15% to $176,359,000, marking the eleventh consecutive quarter in which the Company has posted historical quarterly highs for revenue. The fourth quarter of 2007 also marks the eighth consecutive quarter for which the Company posted historical quarterly highs for net income and earnings per diluted share from operations.

Fourth quarter 2007 operating income, excluding the effects of the items mentioned, reached an all-time quarterly record of $49,050,000, an increase of 33% over year-earlier results, and exceeded Core's previous operating income guidance of $47,400,000 to $48,800,000 for the quarter. Quarterly operating margins, defined as operating income divided by revenue for the quarter, reached an all-time high of 28%, an increase of 375 basis points over operating margins reported for the fourth quarter of 2006. Year-over-year quarterly incremental margins, defined as the change in operating income divided by the change in revenue, were 52% for the fourth quarter of 2007.

Record performances by all three of its operating segments contributed to Core's 2007 results as revenue increased by 27% in the Middle East, by 24% in Asia Pacific, and by 21% in the United States. Reservoir Description operations experienced unprecedented demand for its patented and proprietary reservoir fluids analyses, including pressure, volume, and temperature (PVT) phase-behavior studies, crude-oil distillations and assays, and petroleum product sampling, inspection, and testing services. The Production Enhancement segment posted higher year-over-year quarterly operating income, benefiting from the introduction of new products and services, such as the SuperHeroTM perforating charge and SpectraChemTM tracer services, both of which are being used to optimize completions and multi-staged simultaneous-fracture stimulations in North American natural gas resource plays. The Company also signed three multi-year, multi-million dollar contracts to provide fracture and stimulation diagnostic services to Pemex in Mexico. Reservoir Management, Core's most scalable operating segment, continued to leverage large Reservoir Description and Production Enhancement data sets to expand its multidisciplinary engineering, petrophysical, geomechanical, and geological studies in North America and international regions. Industry participation in the Gas Shales study reached a record 55 companies.

For the full-year 2007 compared with 2006 Core's revenue increased 16% to $670,540,000; excluding the fourth quarter gain on the sale of the Moscow building and the additional tax estimated for pending settlements, net income from operations increased 44% to $118,961,000; and EPS from operations increased 59% to $4.87. Compared with full-year 2006 totals, and on the same basis, operating income for all of 2007 increased 41% to $173,628,000, and operating margins increased approximately 440 basis points to 26%. Full-year 2007 incremental margins, excluding the fourth quarter items, reached 53%.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted an all-time quarterly high revenue total of $100,018,000, up 21% year-over-year, due to unprecedented demand for its reservoir rock analyses, and even more so for its reservoir fluids characterization services. The quarterly year-over-year revenue growth was the highest in over 10 years. Operating income, excluding the fourth quarter gain on sale of the Moscow building, reached $25,337,000, an increase of 49% over 2006 fourth quarter results, while year-over-year quarterly operating margins increased by 480 basis points to 25%. Year-over-year quarterly incremental margins were 48%.

Demand for Core's Reservoir Description services, many of which are proprietary and patented, has never been greater. This is especially the case for services used to characterize reservoir fluids, which include natural gases, crude oil and its derived products, and formation waters. Results from Core's PVT phase-behavior studies play a key role in the design and optimization of production and production enhancement strategies, as well as in the design of surface production facilities needed for efficient reservoir management. Crude-oil distillations and assays are used to determine the most cost-effective fractionation and best yield of derived petroleum products, such as distillates, gasoline, and diesel fuels. Crude oil can be sampled directly from the producing reservoir, flow line, wellhead, FPSO, pipeline, off-loading tanker, or at any point as it is moved to the refinery. Proper testing and inspection of crude oils and their derived products ensures that oil companies can maximize cash flow from their purchases and sales.

Core also has developed a new series of services to meet growing demand for characterization, inspection, testing, and blending of biodiesel and ethanol with traditional hydrocarbon-based fuels. "Accurate and precise reservoir fluid data sets are of critical importance to oil companies trying to maximize cash flow from both their upstream and downstream operations," said Vice President Jan Heinsbroek. "We continue to add new services and efficiencies that we believe have accelerated revenue growth and expanded operating margins. The demand for alternative fuels is growing, and Core Lab is positioning itself to benefit from servicing these new markets."

"Core Lab is providing the cutting-edge reservoir fluids phase-behavior data sets that oil companies need to accurately determine the volumes of hydrocarbons in place in the reservoir and to perform recovery factor calculations," said Vice President Steve Lee. "Worldwide, we have the ability to characterize biodegraded, heavy, black, and light crude oils, as well as near-critical fluids and gas condensates, to generate the accurate and precise data sets needed to optimize reservoir performance."

Production Enhancement

Production Enhancement operations posted all-time quarterly records for revenue and operating income. Year-over-year quarterly revenue increased 5% to $63,264,000, while operating income increased to $19,222,000. The positive results were posted in spite of the segment's exposure to the soft North American natural gas drilling market.

The increases in fourth quarter profitability for Production Enhancement services were due in part to increased market acceptance of, and penetration by, Core's SuperHERO perforating charges, which are being used to maximize natural gas flow from new wells being drilled in the Barnett Shale, which may be the largest onshore natural gas field in the United States. "Core manufactured a record number of perforating charges and related explosive products in 2007, which is a testament to our new technology and product innovation", said Vice President Jeff West. "We believe that our technological leadership in design and manufacturing of perforating charges and gun systems was the basis for our record quarter and our increases in market share and penetration; it also positions our new product line for further growth in 2008."

SuperHERO charges continue to meet Core's highest engineering design expectations by achieving exceptional formation penetration and producing minimal perforating debris. Deeper perforation tunnels with limited debris create greater communication from the natural gas-producing formation to the wellbore for maximized hydrocarbon flow. In addition, the deeper and cleaner perforation tunnels are reducing the formation breakdown pressure required for fracture stimulation, thereby enabling superior multi-staged fracs. Also in Barnett Shale completions, Core's SpectraChem tracer services are proving effective in optimizing fracture system clean-up. The SpectraChem data are being used to minimize the amounts of fracturing fluids, such as gels and slick-waters, that remain in the reservoir and can block hydrocarbon flow to the wellbore.

Analyses of SpectraChem tracer data sets are also providing information about the effectiveness of multi-staged simultaneous fracture jobs being used to stimulate two or more adjacent Barnett wells concurrently. These multi-staged simul-fracs increase the fracture intensity within the Barnett, expanding the surface area of the shale that can freely flow natural gas into the fracture system.

Throughout 2007, Core's fracture and stimulation diagnostics have been applied in an increasing percentage of wells in the Barnett shale development and in other complex completions and stimulations in natural gas resource plays in North America. Core believes that multi-staged simul-fracs, utilizing SuperHERO and HEROTM perforating technology, along with SpectraScanTM and SpectraChem tracer services, can be effectively employed in North American tight gas sands, as well as lower-permeability hard rock reservoirs in north and west Africa, the Middle East, and Asia-Pacific regions.

Core's patented and proprietary fracture and stimulation diagnostic services remain in high demand in Mexico. "During the quarter, Core signed three multi-year, multi-million dollar contracts to provide our diagnostic services both onshore and offshore Mexico," said Vice President Tom Hampton. "Based on our work in Mexico over the last decade, Pemex views our diagnostic services as critical investments in maintaining and maximizing hydrocarbon production."

Reservoir Management

Reservoir Management operations posted a fourth quarter 2007 revenue gain of 31% to $13,077,000 and record operating income of $4,479,000, an increase of 160% compared with fourth quarter 2006 results. The significant revenue and operating income gains indicate that Reservoir Management is the Company's most scalable business segment. This scalability is related to integrating large amounts of Reservoir Description and Production Enhancement data sets into industry-leading multi-client studies requested by a worldwide client base.

During the past year, Reservoir Management operations added only 13 new employees to an employee base of about 100; but full-year revenue increased by $13,700,000, or 36%, and operating income increased by over $6,200,000, or 75%, over 2006 full-year totals. "The scalability of Reservoir Management operations has led to significant revenue and profitability gains", said General Manager Greg Salter. "When your staff can do a study once and sell multiple licenses to use it, revenue and margin expansion can be significant. This has never been more evident than with the record success of Core's Gas Shales study."

A total of 55 companies now participate in Core Laboratories' industry-leading gas-shale study, Reservoir Characterization and Production Properties of Gas Shales. Each participant company must provide several cored intervals from gas-shale reservoirs, from which Core Lab generates analytical data sets used to optimize gas-shale developments. The Company anticipates that over eight miles of shale core will be characterized in the study. Gas-shale reservoirs being characterized include the Barnett, Woodford, Caney, Fayetteville, Bakken, Mowry, Lewis, New Albany, and Wilrich, among others. Interest is rapidly increasing in the Marcellus and Lower Heron shales in the Appalachian region as well. Data sets and recommendations now available from the study are being used by the participating companies to optimize drilling, completion, and stimulation programs in gas-shale reservoirs throughout North America.

"Our North American Gas Shales project reached a milestone this quarter when three new companies became members. This brings participation to 55 companies, ranging from majors to very small independents, and it is the largest study of its kind in the upstream oil and gas sector," said Vice President Randy Miller. "The participating companies are realizing the value of an integrated project that focuses on the geological, petrophysical, stimulation, and production properties of these challenging reservoirs. Many of our international clients are also expressing a keen interest in the project because exploitation of gas shale reservoirs is being considered in Europe, India, South America, Australia, and China. The project will lead us to an expansion in the international arena, with many more participants."

Share Repurchase Program - Asset Sale and Acquisition

Core continued its Share Repurchase Program during the fourth quarter, purchasing approximately 413,000 common shares in the open market for a total of almost $54,000,000. The repurchased shares equaled approximately 1.7% of Core's current average annual outstanding share total of 24,408,000, which is the lowest average annual share count total since the end of 1997.

From the inception of the Share Repurchase Program in October 2002, Core has repurchased over 15,046,000 shares at an average share price of approximately $39.39. Core has invested approximately $592,000,000 in its Share Repurchase Program and has bought back more than 45% of its outstanding shares. The Company has shareholder authorization to repurchase another 1,319,000 shares through October 2008. The Company will seek shareholder approval to continue to repurchase up to 10% of its then-outstanding shares at its upcoming Annual Shareholders' Meeting scheduled for April 2008.

Due to continued increases in the Company's share price, Core increased its GAAP reported diluted share count during the fourth quarter as a result of its outstanding $300 million Senior Exchangeable Notes (the "Notes"). Core's average share price for the quarter was approximately $129.62, which exceeded the Notes' conversion strike price of $94.76. Therefore, a proportionate number of shares were added to the GAAP diluted share total for the future settlement of the Notes, which matures in 2011. Core added approximately 901,000 shares to its diluted share count, which were offset by the 898,000 shares purchased during the third and fourth quarters of 2007 under the Company's continuing Share Repurchase Program. No new shares were actually issued by Core in the quarter, and the actual issuance of any new shares related to the Notes will not occur until the Notes' settlement.

During the third quarter, Core received a prepayment of $13,100,000 for the sale of a building in Moscow. The sale ultimately closed in October 2007. The Company has moved its administrative and operational offices to a building better suited for its current operating activities in Russia. Core recorded a pre-tax gain of approximately $10,220,000 in the fourth quarter of 2007.

In the fourth quarter, Core also acquired all of the assets of Entrada Geosciences, LLC, a Denver-based geological and field services business with annual sales of approximately $3,000,000. This addition to Core's Reservoir Description segment will enable the Company to expand its field services capabilities for handling and describing gas-shale and coal-seam cores and providing iso-thermal gas desorption technologies. These specialized services also will be utilized by Core's Reservoir Management operations for its Gas Shales study.

Specific Items and Effects on Fourth Quarter Results

The Company's annual effective tax rate at the end of the previous quarter was 30.3%. However, following additional discussions with certain tax jurisdictions, the Company now believes additional reserves are required to be recorded primarily for pending tax settlements. These additional reserves increased our annual effective tax rate to 33.2% for 2007 which results in a 39.4% rate for the fourth quarter. Core projects that the annual effective tax rate for 2008 should be in the range of 30% to 32%.

For the fourth quarter of 2007, the Company reported operating income of $49,050,000, excluding the pre-tax gain of $10,220,000 related to the sale of its Moscow building. Excluding the gain on sale and utilizing the Company's prior effective tax rate guidance of 31% for the fourth quarter of 2007, Core calculates earnings of $1.36 per diluted share.

Earnings Guidance - First Quarter and Full Year 2008

As has been the case for 10 of the last 12 years, the Company expects normal seasonal effects to produce relatively flat sequential quarterly revenue as Core transitions from the fourth quarter of 2007 to the first quarter of 2008. Core expects flat to slightly higher sequential quarterly EPS. Therefore, for the first quarter of 2008, Core expects revenues of approximately $180,000,000, an increase of approximately 16% over first quarter 2007 revenue, and earnings per diluted share between $1.34 and $1.37, an increase of approximately 30% over first quarter 2007 earnings per share. At the mid-points of revenue and EPS guidance, Core would expect year-over-year first quarter incremental margins of up to 50%.

Core believes that in 2008 international spending will increase by more than 20% compared to flat spending in North America. Consequently, the Company expects revenue in 2008 of approximately $770,000,000 to $780,000,000, an increase of 15% to 16% over 2007 totals, or about 200 to 300 basis points higher than the oil companies' expected increase in their worldwide capital spending. The Company expects full-year EPS between $5.75 and $6.00, an increase of up to 23% over year-earlier totals, excluding the effects of fourth quarter 2007 items. Core anticipates year-over-year incremental margins of more than 40%, which is consistent with recently reported incremental margins in 2007. Capital expenditures are expected to be about $25,000,000, which approximates the expected depreciation and amortization for 2008.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 14 February 2008. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2006 Form 10-K filed on 20 February 2007, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	31 December 2007	31 December 2006	31 December 2007	31 December 2006

REVENUES	$ 176,359	$ 152,811	$ 670,540	$ 575,689

OPERATING EXPENSES:
Costs of services and sales	116,046	106,234	449,191	407,099
General and administrative expenses	9,039	7,624	33,837	33,082
Depreciation and amortization	4,966	4,546	19,476	17,275
Other expense (income), net	(12,962)	(2,355)	(15,812)	(5,324)

INCOME BEFORE INTEREST EXPENSE AND	59,270	36,762	183,848	123,557
INCOME TAX EXPENSE
Interest expense	670	1,020	2,551	5,805

INCOME BEFORE INCOME TAX EXPENSE	58,600	35,742	181,297	117,752
Income tax expense	23,074	10,569	60,192	35,090
NET INCOME	$ 35,526	$ 25,173	$ 121,105	$ 82,662

Diluted Earnings Per Share:
Net Income	$ 1.45	$ 0.98	$ 4.96	$ 3.07

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	24,530	25,653	24,408	26,888

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 100,018	$ 82,632	$ 374,455	$ 315,068
Production Enhancement	63,264	60,230	244,830	223,056
Reservoir Management	13,077	9,949	51,255	37,565
Total	$ 176,359	$ 152,811	$ 670,540	$ 575,689

Income Before Interest and Taxes:
Reservoir Description	$ 25,337	$ 16,951	$ 89,644	$ 58,049
Production Enhancement	19,222	18,060	68,900	57,494
Reservoir Management	4,479	1,723	14,650	8,381
Subtotal	49,038	36,734	173,194	123,924
Gain on sale of building	10,220	-	10,220	-
Corporate and other	12	28	434	(367)
Total	$ 59,270	$ 36,762	$ 183,848	$ 123,557

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	31 December 2007	31 December 2006
	(Unaudited)
Cash and Cash Equivalents	$ 25,617	$ 54,223
Accounts Receivable, net	137,231	112,055
Inventories, net	29,363	30,199
Other Current Assets	28,488	29,075
Total Current Assets	220,699	225,552

Property, Plant and Equipment, net	93,038	87,734
Intangibles, Goodwill and Other Long Term Assets, net	191,053	187,929
Total Assets	$ 504,790	$ 501,215

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 39,861	$ 37,460
Other Current Liabilities	58,179	51,460
Total Current Liabilities	98,040	88,920

Long-Term Debt and Lease Obligations	300,000	300,002
Other Long-Term Liabilities	44,607	40,457
Shareholders' Equity	62,143	71,836
Total Liabilities and Shareholders' Equity	$ 504,790	$ 501,215

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
 (amounts in thousands)
(Unaudited)

Twelve Months Ended
31 December 2007

CASH FLOWS FROM OPERATING ACTIVITIES	$ 125,695

CASH FLOWS USED FOR INVESTING ACTIVITIES	(19,975)

CASH FLOWS USED FOR FINANCING ACTIVITIES	(134,326)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(28,606)
CASH AND CASH EQUIVALENTS, beginning of period	54,223
CASH AND CASH EQUIVALENTS, end of period	$ 25,617

Non-GAAP Information

Management believes that the exclusion of certain expenses and credits enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these non-recurring items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income

	Three Months Ended		Twelve Months Ended
	31 December 2007		31 December 2007

Reservoir Description
	Segment	Consolidated	Consolidated

Operating Income	$ 35,557	$ 59,270	$ 183,848
Pre-tax Gain on Sale of Building	(10,220)	(10,220)	(10,220)
Operating Income Before Gain on Sale of Building	$ 25,337	$ 49,050	$ 173,628

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Twelve Months Ended
	31 December 2007	31 December 2007

Net Income	$ 35,526	$ 121,105
Gain on Sale of Building (net of tax)	(7,767)	(7,767)
Change in Tax Rate due to pending settlements and Other Adjustments	5,623	5,623
Net Income Before Gain On Sale Of Building and Change in Tax Rate	$ 33,382	$ 118,961

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Twelve Months Ended
	31 December 2007	31 December 2007

Diluted Earnings per Share	$ 1.45	$ 4.96
Gain on Sale of Building (net of tax)	(0.32)	(0.32)
Change in Tax Rate due to pending settlements and Other Adjustments	0.23	0.23
Diluted Earnings per Share Before Gain On Sale Of Building and Change in Tax Rate	$ 1.36	$ 4.87

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